Exhibit 99.1

                ADDVANTAGE TECHNOLOGIES GROUP, INC. SUBSIDIARY
                APPOINTED DISTRIBUTOR FOR SCIENTIFIC-ATLANTA
                        AMPLIFIERS AND LINE EXTENDERS

     Broken Arrow, Oklahoma, June 15, 2005--ADDvantage Technologies Group, Inc. (AMEX:AEY), today announced that its subsidiary, Tulsat, a Master Stocking Distributor of Scientific-Atlanta current and legacy equipment, has exclusive distribution rights for select Scientific-Atlanta products. Scientific-Atlanta has appointed Tulsat as an exclusive distributor of its System Amplifier III RF platform (excluding accessories) for United States customers. Based on the maturity of the System Amplifier III product line, Tulsat will provide its customers the expertise necessary to maintain a superior level of customer support and responsiveness.

     "Tulsat's large inventory of System III amplifiers, line extenders and accessories will allow the Company to fill the majority of our customers' orders from our inventory, thus eliminating a lengthy lead time in obtaining the required products to complete system extensions or new construction," commented David Chymiak, Chairman of the Board of ADDvantage.

     "Our sales early in the third fiscal quarter have increased over second quarter levels," added Ken Chymiak, President and CEO. "Although there is continued slowness in some product categories, we expect this product expansion will complement the trend seen so far this quarter."

     ADDVANTAGE TECHNOLOGIES GROUP, INC. (AMEX: AEY), through its subsidiaries, TULSAT, Lee Enterprise, NCS Industries, ComTech Services, Tulsat-Texas, and Tulsat-Atlanta distribute new and refurbished cable television ("CATV") equipment, and operate repair centers at each location. TULSAT is a Value Added Reseller ("VAR") and a Master Distributor for Scientific-Atlanta legacy products and is a distributor for most of their other products. NCS Industries is a VAR for Motorola broadband and transmission products and national distributor for PROMAX test equipment. The Company is also a distributor for other companies such as Blonder-Tongue, Standard Electronics, Videotek, Quintech Electronics, and Corning Gilbert, among others. In addition to selling new, excess and refurbished cable television equipment throughout North America and other regions, they operate repair centers specializing in many different Original Equipment Manufacturer ("OEM") products. TULSAT is also a Third Party Authorized Repair Center for select Scientific-Atlanta products and ComTech Services is an authorized Alpha warranty repair center. For more information, please visit the corporate web site at www.addvantagetech.com or contact the Company directly at 918-251-9121.

The information in this announcement may include forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements. These statements are subject to risks and uncertainties which could cause actual results and developments to differ materially from these statements. A complete discussion of these risks and uncertainties is contained in the Company's reports and documents filed from time to time with the Securities and Exchange Commission.


Contact:   ADDvantage Technologies Group, Inc., Broken Arrow, OK  74012
           Ken Chymiak       (9l8) 25l-2887
           David Chymiak     (9l8) 25l-2887
           Dee Cooper        (9l8) 25l-9l2l